        Exhibit 33.1

        Nissan Motor Acceptance Corporation’s Report

        on Assessment of Compliance With Servicing Criteria

Certification Regarding Compliance with Applicable Servicing Criteria

1.
Nissan Motor Acceptance Corporation (“NMAC”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the 12-month period ending March 31, 2007 (the “Reporting Period”).  The transactions covered by this report include asset-backed securities transactions involving motor vehicle retail installment sale contracts and lease contracts (the “Platform”) for which NMAC acted as servicer;

2.
NMAC has engaged certain vendors (the “Vendors”) to perform specific, limited or scripted activities, and NMAC elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors’ activities;

3.	Presented in Appendix A hereto are the servicing criteria (and portions thereof) impacted by the Vendors’ activities and for which NMAC is assuming responsibility;

4.	Except as set forth in paragraphs 5 and 6 below, NMAC used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

5.
NMAC has determined that criteria 1122(d)(1)(iii), (d)(1)(iv), (d)(2)(vi), (d)(4)(ix) and (d)(4)(x) are not applicable to NMAC based on the activities it performs, directly or through its Vendors or subsidiaries, with respect to the Platform;

6.
NMAC has determined that (a) criteria 1122(d)(2)(ii) and (d)(3)(ii)-(iii) pertaining to the actual disbursement or remittance of funds to investors and (b) aspects of criteria (d)(2)(iv) and (d)(3)(iv) do not apply to NMAC since performance of activities in connection with such criteria are the responsibility of a different party participating in the servicing function;

7.
NMAC has complied, in all material respects, with the applicable servicing criteria as of March 31, 2007 and for the Reporting Period with respect to the Platform taken as a whole, except for certain instances of non-compliance described in Appendix B hereto;

8.
NMAC has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of March 31, 2007 and for the Reporting Period with respect to the Platform taken as a whole;

9.
NMAC has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of March 31, 2007 and for the Reporting Period with respect to the Platform taken as a whole; and

10.
Deloitte & Touche LLP (“D&T”), a registered public accounting firm, has issued an attestation report (the “Attestation”) on NMAC’s assessment of compliance with the applicable servicing criteria for the Reporting Period.

June 29, 2007

NISSAN MOTOR ACCEPTANCE CORPORATION

By:
Name:                      Steven R. Lambert
Title:                      President and
Chief Executive Officer

APPENDIX A

Reference	Servicing Criteria
Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related mortgage loan documents.
1122(d)(4)(ii)	Pool asset and related documents are safeguarded as required by the transaction agreements.
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

        Exhibit 31.1

        Certification of Senior Officer in Charge of the Servicing Function

        of the Servicer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

APPENDIX B

1.
Criteria (d)(2)(i):  “Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts… in such… number of days specified in the transaction agreements.”

On four out of seventy-eight occasions tested (5.13%), NMAC did not remit to the applicable collection account on the first business day after receipt thereof a sufficient amount to cover all payments received in respect of the related pool assets.  It did, however, timely deposit an estimated (but insufficient) amount, determined in good faith, and remitted the difference no later than the next record date. NMAC believes that no material impact to the securityholders resulted from these errors and it is exploring procedural changes to achieve full compliance with this requirement going forward.